Exhibit 99.1

Douglas Dynamics Announces CEO Transition

President & CEO Bob McCormick Retiring from the Company in July;

Current Chairman Jim Janik will Assume Interim President & CEO role

May 16, 2024— Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced the start of a CEO transition process.

Robert McCormick (Bob) has informed the Board of Directors of his intention to retire from the company and the Board of Directors in July 2024, after 20 years of service. Upon his retirement, Mr. McCormick will remain as a consultant to the Company to assist with the leadership transition through the end of 2024.

Current Chairman of the Board of Directors, James L. Janik (Jim), is returning as Executive Chairman. Upon Mr. McCormick’s retirement, Mr. Janik will become Interim President & CEO. The Board of Directors is evaluating both internal and external candidates for permanent CEO.

“We are immensely grateful to Bob for his exceptional leadership, personal integrity, and dedicated service to the Company over the past 20 years,” noted Executive Chairman, Jim Janik. “His strategic approach, commitment to excellence, and business acumen, have left an indelible mark on the organization and its employees. Having worked closely with Bob, I know he will be greatly missed, and we are all pleased he has agreed to assist with the management transition.”

Janik added, “As Chairman, I have remained fully engaged with the business and I am pleased to rejoin the team to help chart the next stage of our development. I am committed to staying in the Interim CEO role until we have the right person in place to lead the Company into the future.”

President & CEO Bob McCormick commented, “It has been an absolute privilege to lead Douglas Dynamics for the past five years and be part of the Company’s growth and development over the past two decades. We have assembled a remarkable group of people, and I am pleased to be leaving the Company in such great hands.”

James L. Janik Bio

James L. Janik previously served as President and Chief Executive Officer of Douglas Dynamics from 2000 to 2018. He has been a Director of the Company since 2000 and became Chairman of the Board of Directors in 2014. Mr. Janik joined the Company in 1992 as Director of Sales of Western Products. He also served as General Manager of our Western Products division from 1994 to 2000, and Vice President of Marketing and Sales from 1998 to 2000.

Prior to joining Douglas Dynamics, Mr. Janik was the Vice President of Marketing and Sales of Sunlite Plastics Inc. and spent eleven years at John Deere Company in a number of key marketing, sales and production management positions.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to transition to a new interim President and CEO, our ability to successfully identify and engage a permanent President and CEO, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

CONTACT

Nathan Elwell

Vice President of Investor Relations

Douglas Dynamics, Inc.

847-530-0249

investorrelations@douglasdynamics.com

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